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                              ARTHUR ANDERSEN LLP


                                                                 Exhibit 23(a)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Salomon Inc. SSBH Capital I, SSBH Capital II, SSBH Capital III, SSBH Capital IV of our report dated March 13, 1997, related to the consolidated statement of financial condition of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is incorporated by reference or included in the annual report on Form 10-K of Salomon Inc for the year ended December 31, 1996.

                                               /s/ ARTHUR ANDERSEN LLP


New York, New York
October 28, 1997